Exhibit 99.5

Albemarle Corporation and Subsidiaries

EARNINGS PER DILUTED SHARE EXCLUDING SPECIAL ITEMS

(In Thousands, Except Per Share Amounts; Unaudited)

Nine Months Ended September 30, 2012	As Previously Reported	Effect of Accounting Change	As Adjusted

Net income attributable to Albemarle Corporation	$245,036	$28,774	$273,810
Diluted earnings per share	2.72	0.32	3.04
Special items per share
Non-operating pension and OPEB adjustments (a)	—	(0.13)	(0.13)
Restructuring and other charges (b)	0.82	(0.05)	0.77

Diluted earnings per share excluding special items	$3.54	$0.14	$3.68

(a)	Non-operating pension and OPEB adjustments for the nine months ended September 30, 2012 included net benefits amounting to $18.9 million ($11.9 million after income taxes, or $0.13 per share) that related to pension and OPEB plan actuarial net gains as well as interest costs and expected return on assets.
(b)	The nine months ended September 30, 2012 included charges amounting to $94.7 million ($73.6 million after income taxes, or $0.82 per share) in connection with our exit of the phosphorus flame retardants business. The nine months ended September 30, 2012 also includes $4.1 million, or $0.05 per share, in after-tax charges ($6.5 million before tax) related to a supplemental executive retirement plan (SERP) settlement, and $4.5 million, or $0.05 per share, of net tax benefits related principally to the release of various tax reserves.

Year Ended December 31, 2011	As Previously Reported	Effect of Accounting Change	As Adjusted

Net income attributable to Albemarle Corporation	$436,280	$(44,166)	$392,114
Diluted earnings per share	4.77	(0.49)	4.28
Special items per share
Non-operating pension and OPEB adjustments (a)	—	0.59	0.59

Diluted earnings per share excluding special items (b)	$4.77	$0.11	$4.88

(a)	Non-operating pension and OPEB adjustments for the year ended December 31, 2011 included net charges amounting to $85.8 million ($54.2 million after income taxes, or $0.59 per share) that related to pension and OPEB plan actuarial net losses as well as interest costs and expected return on assets.
(b)	Totals may not add due to rounding.

Year Ended December 31, 2010	As Previously Reported	Effect of Accounting Change	As Adjusted

Net income attributable to Albemarle Corporation	$323,720	$(7,942)	$315,778
Diluted earnings per share	3.51	(0.08)	3.43
Special items per share
Non-operating pension and OPEB adjustments (a)	—	0.17	0.17
Restructuring and other charges (b)	0.05	—	0.05

Diluted earnings per share excluding special items	$3.56	$0.09	$3.65

(a)	Non-operating pension and OPEB adjustments for the year ended December 31, 2010 included net charges amounting to $24.9 million ($15.8 million after income taxes, or $0.17 per share) that related to pension and OPEB plan actuarial net losses as well as interest costs and expected return on assets.
(b)	The year ended December 31, 2010 included charges amounting to $7.0 million ($4.6 million after income taxes, or $0.05 per share) that related principally to reductions in force at our Bergheim, Germany site.